Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ODP CORPORATION

* * * * * * * *

ARTICLE I.

The name of the company (the “Corporation”) is: THE ODP CORPORATION.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each of which shall have a par value of $0.01 per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI.

Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VII.

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.